Amended and Restated Pricing Supplement
 dated April 8, 2002                                     Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and               File No. 333-72676
Prospectus Supplement dated November 30, 2001)           Cusip No.  CA88319ZAE30


                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                     Textron Financial Canada Funding Corp.
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

 This pricing supplement together with the prospectus and prospectus supplement both dated November 30, 2001 to which it relates constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and in those jurisdictions only by persons permitted to sell such securities. No securities commission or similar authority in Canada or the United States of America has in any way passed upon the merits of the securities offered and any representation to the contrary is an offence.


Issuer:  Textron Financial Canada Funding Corp.



--------------------------------------------------------------------------------
Principal Amount:  U.S. $25,000,000       Interest Rate:    3.66%
Issue Price: 100%
Agent's Discount or Commission:  0.35%    Original Issue Date:  April 9, 2002
Net Proceeds to Issuer:  U.S. $24,912,500 Stated Maturity Date:  April 9, 2007
--------------------------------------------------------------------------------

Interest Category
[X] Regular Floating Rate Note

[ ] Floating Rate/Fixed Rate Note
       Fixed Rate Commencement Date:
       Fixed Interest Rate:       %

[ ] Inverse Floating Rate Note
    [ ] Fixed Interest Rate:       %

Interest Rate Basis or Bases:
    [ ] CD Rate                [ ] Federal Funds Rate   [ ] Prime Rate
    [ ] CMT Rate               [X] LIBOR                [ ] Other (see attached)
    [ ] Commercial Paper Rate  [ ] Treasury Rate

If LIBOR:
    [ ] LIBOR Reuters Page:
    [X] LIBOR Telerate Page:  3750
    LIBOR Currency:  U.S.$

If CMT Rate:
    CMT Telerate Page:
       [ ] Telerate Page 7051
       [ ] Telerate Page 7052
           [ ] Weekly Average
           [ ] Monthly Average

Spread (+/-):  +165 bps                  Maximum Interest Rate:     %

Spread Multiplier:  N/A                  Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:   July 9, 2002

Interest  Reset Dates:  Quarterly on the 9th day of July,  October,  January and
April

Interest Payment Dates: Quarterly on the 9th day of July, October, January and April

Interest  Determination  Dates:  Two business days prior to each Interest  Reset
Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

       [X] Actual/360 for the period from April 9, 2002 to April 9,
           2007
       [ ] Actual/Actual for the period from _______ to _______
       [ ] 30/360 for the period from _______ to _______

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than Cdn. dollars):  U.S.

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ]   Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
             [X]   RBC Dominion Securities Inc.
             [ ]   BMO Nesbitt Burns Inc.
             [ ]   Scotia Capital Inc.
             [ ]   Other: _______________


Agent acting in the capacity as indicated below:
             [X] Agent      [ ] Principal

If as Principal:
            [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
            [ ] The Notes are being offered at a fixed initial public offering price of % of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.


Other provisions:

This amended and restated pricing supplement is being filed solely to make certain corrections to the original Pricing Supplement.

             Terms are not completed for certain items above because
                         such items are not applicable.